EXHIBIT 99.2

Part II

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”)

This report contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that may cause our results to differ include, but are not limited to: changes in the scope or timing of our projects; changes or cutbacks in spending by the U.S. Department of Defense which could cause delays or cancellations of key government contracts; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; failure to successfully consummate acquisitions or integrate acquired operations; failure to establish and maintain important relationships with government entities and agencies and other government contractors could limit our ability to bid successfully for new business; and competition in the marketplace which could reduce revenues and profit margins.

Although we believe that the expectations reflected in the forward- looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we, nor any other person, assume responsibility for the accuracy and completeness of the forward- looking statements. We are under no obligation to update any of the forward- looking statements after the filing of our Annual Report on Form 10-K to conform such statements to actual results or to changes in our expectations.

Certain of the information set forth herein, including costs and expenses that exclude the impact of stock compensation expense, amortization expense of purchased intangibles for 2006, 2007 and 2008, and the stock option investigation and related costs in 2007 and recovery of a portion of these costs in 2008, may be considered non-GAAP financial measures. We believe this information is useful to investors because it provides a basis for measuring the operating performance of our business and our cash flow, excluding the effect of stock compensation expense that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures we report may not be comparable to similarly titled amounts reported by other companies.

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes and other financial information appearing elsewhere in this Report and other reports and filings made with the Securities and Exchange Commission. Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation the disclosures made under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Item 1A—Risk Factors.

Overview

We are an innovative provider of mission critical engineering, information technology (IT) services and warfighter solutions. We work primarily for the U.S. government and federal government agencies, but we also perform work for state and local agencies and commercial customers. Our principal services are related to, but are not limited to, Command, Control, Communications, Computing, Intelligence, Surveillance and Reconnaissance (C4ISR), weapons systems lifecycle support and sustainment; military weapon range operations and technical services; missile, rocket and weapons system test and evaluation; missile and rocket mission launch services; public safety, security and surveillance systems; modeling and simulation; unmanned aerial vehicle (UAV) products and technology; advanced network engineering and information technology services; and advanced information technology services. We offer our customers solutions and expertise to support their mission-critical needs by leveraging our skills across our core service areas.

We derive a substantial portion of our revenue from contracts performed for federal government agencies, including the U.S. Department of Defense (DOD), with the majority of our revenue currently generated from the delivery of mission-critical warfighter solutions, advanced engineering services, system integration and system sustainment services to defense and other non-DOD and civilian government agencies. We believe our diversified and stable client base, strong client relationships, broad array of contract vehicles, considerable employee base possessing government security clearances, extensive list of past performance qualifications, and significant management and operational capabilities position us for continued growth.

Historically, the majority of our business was concentrated in the area of wireless network services, and our business operated in three reportable segments: Wireless Network Services, Government Network Services, and Enterprise Network Services. In 2006, we were an independent provider of outsourced engineering and network deployment services, security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. government, and enterprise customers.

In 2006 and 2007, we undertook a transformation strategy whereby we divested our wireless-related businesses and chose to pursue business with the federal government, primarily the U.S. Department of Defense (DOD), through strategic acquisitions and organic growth. We divested assets in our Wireless Network Services segment and renamed our Enterprise Network Services segment “Public Safety and Security”. Today, under the new corporate name of Kratos Defense & Security Solutions, Inc., we are organized into two primary operating segments: Kratos Government Solutions (KGS) and Public Safety & Security (PSS).

The financial statements in this Annual Report are presented in a manner consistent with our new operating structure. For additional information regarding our operating segments, see Note 14 of Notes to Consolidated Financial Statements. From a customer and solutions perspective, we view our business as an integrated whole, leveraging skills and assets wherever possible.

Kratos Government Solutions Segment (KGS)

Our Kratos Government Solutions segment provides engineering, information technology and technical services to federal, state, and local government agencies, but primarily the DOD. Our work includes weapon systems lifecycle support and extension; C4ISR; military range operations and technical services; missile, rocket, and weapon systems test and evaluation; mission launch services; public safety and security services; advanced network engineering and information technology services; and public safety, security and surveillance systems integration. Our KGS segment also focuses on the homeland security market with products and services aimed at supporting first responders.

Public Safety and Security Segment (PSS)

Our Public Safety and Security segment provides system design, deployment, integration, monitoring and support services for public safety, security and surveillance networks for state and local governments and commercial customers. Public safety and security networks have been traditionally segregated into systems such as voice, data, access control, video surveillance, and temperature control and fire and life safety. We provide services that combine such systems and offer integrated solutions on an Ethernet-based platform. We also offer solutions that combine voice, data, electronic security and building automation systems with fixed or wireless connectivity solutions. Our target markets are retail, healthcare, education, sports and entertainment, municipal government, correctional facilities and other public facilities. Our commitments to these markets and our ability to provide feature-rich, cost-effective solutions have allowed us to become one of the larger independent integrators for these types of systems. We maintain regional office locations, comprised of Kratos Mid-Atlantic, Kratos Southeast, and Kratos Southwest.

On June 24, 2009, as a result of the continued operating losses in the Southeast division of our Public Safety and Security segment, the Company’s Board of Directors approved a plan to sell and dispose of the Southeast division.  In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), this business unit has been classified as held for sale and reported in discontinued operations. The Company recorded a $2.0 million impairment charge in the second quarter of 2009 related to management’s estimate of the fair value of the business.

Divestiture of Wireless Network Business

On December 28, 2006, our Board approved a plan to divest portions of our business where critical mass had not been achieved. This plan involved the divestiture of our EMEA operations and our remaining South American operations. The EMEA operations were sold to LCC International, Inc. (LCC) on March 9, 2007 for $4.0 million in cash, $3.3 million of which was received on that date. We also received approximately $1.8 million from our EMEA operations prior and subsequent to the closing date as payment on outstanding intercompany debt. The balance of the $0.7 million sales price was withheld as security for the satisfaction of certain indemnification obligations and was payable on March 31, 2008. Based upon our review of the most recently available financial statements of the buyer, as of December 31, 2007, we had concern about their ability to pay this holdback, due to their available liquidity. We recorded a reserve of $0.7 million for this receivable. In May 2008, we reached an agreement with LCC for the payment of the $0.7 million holdback amount, under which LCC agreed to pay the outstanding balance in $0.1 million increments each month commencing June 30, 2008. We have not yet received any payments due according to the agreement. While we intend to vigorously pursue collection of the amounts, there is a substantial likelihood that we will not receive payment of the amount due, in light of LCC’s apparent available liquidity amounts.

On April 20, 2007, we entered into an Equity Purchase Agreement to sell our wholly-owned subsidiary WFI de Brazil Techlogia en Telecommunications LTDA to Strategic Project Services, LLC (SPS). The consideration included the assumption of substantially all outstanding liabilities of WFI Brazil, nominal cash consideration, and additional earn-out consideration based on 25% of net receivables collected subsequent to the closing date. With respect to the additional earn-out consideration, we have not received and do not anticipate receiving any payments.

On May 29, 2007, we entered into an Asset Purchase Agreement with LCC International, Inc. for the sale of all of the assets used in the conduct of the operation of our engineering services business of our Wireless Network Services segment that provided engineering services to the non-government wireless communications industry in the United States, for aggregate consideration of $46 million. LCC delivered a subordinated promissory note for the principal amount of $21.6 million (the “Subordinated Promissory Note”), paid $17 million at closing and paid final working capital adjustments of $2.4 million through an amendment to the Subordinated Promissory Note. We retained an estimated $5.0 million in net working capital. The transaction was completed on June 4, 2007. On July 5, 2007, we sold the $21.6 million Subordinated Promissory Note to Silver Point Capital, L.P. (“Silver Point”) in a transaction arranged by KeyBanc Capital Markets (“KeyBanc”). We received approximately $19.6 million in net cash proceeds, reflecting a discount from par value of less than five percent and aggregate transaction fees of approximately $1 million, which includes a $0.75 million fee to KeyBanc, an affiliate of our lender. On January 30, 2008, we received net proceeds of approximately $2.3 million on the working capital adjustment from Silver Point, net of a $0.1 million discount from par value. We did not provide any guaranty for LCC’s payment obligations under the note.

On July 7, 2007, we entered into a definitive agreement with an affiliate of Platinum Equity to sell our deployment services business of our Wireless Network Services segment for total consideration payable of $24 million, including $18 million in cash at closing (subject to typical post closing working capital adjustments) and an aggregate $6 million in a three-year earn-out arrangement. We also agreed to provide certain transition services for a period of six months. The assets sold to Platinum Equity included all of our wireless deployment business and the Wireless Facilities name. The transaction closed on July 24, 2007. As a result of these engineering and deployment services divestitures in 2007, the Wireless Network Services segment has been classified as a discontinued operation in this Annual Report and all prior year results presented herein have been reclassified to reflect these businesses as discontinued operations in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

On September 25, 2007, we provided the working capital calculation to Platinum Equity, which indicated a working capital adjustment was due to Platinum Equity primarily due to cash collected on accounts receivables by us prior to the close of the transaction that exceeded our previous estimate of working capital to be delivered to Platinum Equity. On July 16, 2008, we came to an agreement with Platinum Equity on a working capital adjustment of $5.0 million. In connection with that agreement, the earn-out arrangement was terminated. The adjustment was to be paid in installments. We made payments of $1.0 million in August and September 2008 and an additional payment of $0.5 million in December 2008. As of December 28, 2008, the balance of $2.5 million plus accrued interest has been reflected in other current liabilities.

Recent Acquisitions

On October 2, 2006 we acquired Huntsville, Alabama based Madison Research Corporation (“MRC”) for $69 million in cash. MRC offers a broad range of technical, engineering and IT solutions, and has developed core competencies in weapons system lifecycle support, integrated logistics, test and evaluation, commercial-off-the-shelf software and hardware selection and implementation, software development and systems lifecycle maintenance. We have one holdback payment remaining related to this acquisition of approximately $2.5 million which we expect to pay in the first half of 2009.

On December 31, 2007, we completed our acquisition of Indianapolis, Indiana headquartered Haverstick Consulting, Inc. (“Haverstick”) as part of our KGS segment. Haverstick provides rocket and missile test and evaluation, weapons systems support, and professional services to the U.S. Army, U.S. Air Force, U.S. Navy, NASA, and other federal, state and local agencies. Through the Haverstick acquisition, we expanded our customer relationship within the DOD and enhanced our presence with the U.S. Air Force, a key growth area for Haverstick.

The total purchase price for the Haverstick acquisition was $92.0 million, including transaction costs incurred by us of $0.8 million. The purchase price paid to Haverstick of $91.2 million was paid in a combination of $70.3 million of cash and common stock valued at $19.4 million based on 7.48 million shares at a price of $2.60 per share, the average closing price of Kratos shares of common stock for the two days prior to, including, and the two days subsequent to the public announcement of the acquisition on November 5, 2007, and a working capital adjustment of $1.5 million. We held back $8.6 million, $1.2 million in cash and $7.4 million in stock, to secure any negative working capital adjustments required by the merger agreement and our indemnity rights. The holdback consideration, which accrues interest in accordance with the terms of the agreement until paid, was to be released on the 12th month and 21st month after the date of the acquisition As a result of a claims notice we filed in relation to an indemnity claim which could exceed the amount of the holdback consideration payable due to Haverstick, we did not make the December 2008 holdback payment. Haverstick is disputing the claims notice. In addition to the indemnity holdback, the agreement also calls for a post closing working capital adjustment. In February 2008, we and Haverstick agreed on the working capital calculation called for in the agreement. The calculation resulted in a working capital adjustment due to Haverstick in an amount of $1.5 million. The working capital adjustment was paid in April 2008 with 697,315 shares of common stock valued at $1.3 million and cash of $0.2 million. To fund the acquisition, we secured a new credit facility of $85.0 million arranged by KeyBanc Capital Markets. The credit facility, which includes a $25.0 million line of credit and $60.0 million in term notes, replaced our previous credit facility, which had an outstanding principal balance of $6.0 million on December 31, 2007. Until the date on which the shares of stock issued to Haverstick became salable interest accrued on the value of the closing stock at a floating rate of one-month LIBOR plus four percent (4%) per annum. The shares became saleable on June 30, 2008 and 167,692 additional shares were issued in satisfaction of the accrued interest.

On June 28, 2008, we completed our merger with SYS, a San Diego-based company. The merger enhances our position as a premier mid-tier federal, state and local government contractor in the United States in the areas of C4ISR, IT services and public safety and homeland security solutions. The merger creates a broad, complementary set of business offerings, and positions the company to deliver capabilities to a wider spectrum of customers.

We issued 25.3 million shares to SYS shareholders in the merger, for a total purchase price of $55.9 million including direct transaction costs of $2.4 million. Each share of SYS common stock was converted into the right to receive 1.2582 shares of Kratos common stock. The value of the Kratos common stock issued in the merger was derived from the number of shares of Kratos common stock issued, or 25.3 million, at a price of $2.022 per share, the average closing price of Kratos shares of common stock for the two days prior to, including, and the two days subsequent to the public announcement of the merger on February 21, 2008. Since signing the definitive merger agreement in February 2008, senior management of Kratos and SYS has been developing a plan to restructure and/or exit certain business activities of SYS. The plan includes a comprehensive assessment of personnel, relocation of personnel, facility consolidation and exit strategies for certain lines of business. As of December 28, 2008, the plan tentatively estimates approximately $2.0 million of restructuring costs associated with personnel, and additional costs of $0.5 million for facilities consolidation. Personnel, facilities consolidation and exit costs are still being developed therefore, the estimated restructuring liabilities are subject to change as plans become finalized. The Company expects to finalize the restructuring plan as soon as possible, but no later than June 28, 2009.

We identified three business units of SYS that were not core to our business strategy and/or have been dilutive to profitability. The divestiture of these businesses will slightly reduce revenues going forward, and will immediately increase profitability and cash flow. We have recently completed the sale of two of these businesses in the first quarter of 2009 for an aggregate cash consideration of approximately $0.3 million, and expect the sale of the other business by the end of the first half of 2009. These businesses have been classified as discontinued operations in our Consolidated Financial Statements as of December 28, 2008 and we have recorded an impairment charge of $4.5 million, resulting from allocated goodwill, purchased intangibles and other assets associated with these businesses, and incurred net operating losses of $1.4 million since the acquisition of SYS.

On December 24, 2008 we acquired Huntsville, Alabama based Digital Fusion Inc. (DFI). DFI provides C4ISR and technical engineering services, Unmanned Aerial Vehicle (UAV) products and technology and has significant engineering, exotic sensor and modeling and simulation capabilities. The acquisition of DFI provides us with new customers and an expanded contract vehicle portfolio, in addition to expanding the range of service offerings to our existing customers. Principal customers of DFI include the Army Aviation and Missile Research, Development and Engineering Center (AMRDEC), Army Space and Missile Defense Command/Army Forces Strategic Command ARSTRAT), NASA Marshall Space Flight Center, and certain classified customers.

The total stock for stock transaction was valued at approximately $37.0 million, including Kratos transaction costs of $0.9 million. We issued 22.9 million shares to DFI shareholders and assumed outstanding DFI options, which resulted in the issuance of options to acquire approximately 10.0 million Kratos shares. The value of the purchase price related to the common stock issued was derived from the number of shares of Kratos common stock issued of 22.9 million, based on 12.8 million shares of DFI common stock outstanding and the exchange ratio of 1.7933 for each DFI share, at a price of $1.27 per share, the average closing price of Kratos shares of common stock for the two days prior to, including, and the two days subsequent to the public announcement of the merger on November 24, 2008. The fair value of the options issued allocated to goodwill based upon the Black-Scholes pricing model was $7.0 million. The fair value of unvested options which are related to future service will be expensed as the service is performed.

Key Financial Statement Concepts

As of December 28, 2008, we consider the following factors to be important in understanding our financial statements.

Kratos Government Solutions’ business with the U.S. government and prime contractors is generally performed under cost reimbursable, fixed-price or time and materials contracts. Cost reimbursable contracts for the government provide for reimbursement of costs plus the payment of a fee. Some cost reimbursable contracts include incentive fees that are awarded based on performance on the contract. Under fixed-price contracts, we agree to perform certain work for a fixed price. Under time and materials contracts, we are reimbursed for labor hours at negotiated hourly billing rates and reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expenses. Our Public Security and Safety contracts are primarily fixed-price contracts whereby revenue is recognized using the percentage-of-completion method of accounting under the provisions of Statement of Position (SOP) 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts.” For contracts offered on a time and material basis, we recognize revenues as services are performed.

Cost of revenues includes direct compensation, living, travel and benefit expenses for project-related personnel, payments to third-party subcontractors, cost of materials, project-related incentive compensation based upon the successful achievement of certain project performance goals, allocation of overhead costs and other direct project-related expenses. Selling, general and administrative expenses include compensation and benefits for corporate service employees and similar costs for billable employees whose time and expenses cannot be assigned to a project (underutilization costs), expendable computer software and equipment, facilities expenses and other operating expenses not directly related and/or allocated to projects. General and administrative costs include all corporate and administrative functions that support existing operations and provide infrastructure to facilitate our future growth. Additionally, our sales personnel and senior corporate executives have, as part of their compensation packages, periodic and annual bonus/commission incentives based on the attainment of specified performance goals.

We consider the following factors when determining if collection of a receivable is reasonably assured: comprehensive collection history; results of our communications with customers; the current financial position of the customer; and the relevant economic conditions in the customer’s country. If we have had no prior experience with the customer, we review reports from various credit organizations to ensure that the customer has a history of paying its creditors in a reliable and effective manner. If the financial condition of our customers were to deteriorate, and adversely affect their financial ability to make payments, additional allowances would be required. Additionally, on certain contracts whereby we perform services for a prime/general contractor, a specified percentage of the invoiced trade accounts receivable may be retained by the customer until we complete the project. We periodically review all retainages for collectibility and record allowances for doubtful accounts when deemed appropriate, based on our assessment of the associated risks.

We believe that our Kratos Government Solutions segment will build and expand our customer relationships within the DOD, Department of Homeland Security and other non-DoD state and local agencies by taking advantage of the significant opportunities for companies with substantial expertise in advanced engineering and information technology. We believe we will experience continued growth in revenues and operating income from this operating segment. The acquisitions of Haverstick on December 31, 2007, SYS on June 28, 2008, and DFI on December 24, 2008 resulted in the addition of over 1,000 highly skilled technical professionals and engineers with expertise in the areas of military weapons and target range support as well as targets and missile operations and maintenance.

Results of Operations

Comparison of Results for the Year Ended December 31, 2007 to the Year Ended December 28, 2008

Revenues.  Revenues by operating segment for the years ended December 31, 2007 and December 28, 2008 are as follows (in millions):

	2007	2008	$ change	% change
Kratos Government Solutions Segment	$142.5	$246.7	$104.2	73.1%
Public Safety & Security Segment	38.2	39.5	1.3	3.4%
Total revenues	$180.7	$286.2	$105.5	58.4%

Revenues increased $105.5 million from $180.7 million in 2007 to $286.2 million in 2008, reflecting an increase of $104.2 million in our Kratos Government Solutions segment, primarily due to the acquisitions of Haverstick on December 31, 2007 and SYS on June 28, 2008. Haverstick revenue in 2008 was $85.5 million and SYS revenue was $33.2 million. This combined increase of $118.7 million from the acquired companies was partially offset by decreases in revenues in the KGS segment of approximately $14.5 million. This decrease was a result of the impact of the conversion of our work as prime to subcontractor on one of our target range projects, which was recompeted earlier in the year and awarded to a small business as well as the timing of deliverables and completion on one of our Foreign Military Sales programs.  The increase in the PSS segment was primarily the result of an increase in revenue related to our southwest division.

As described in the section “Critical Accounting Principles and Estimates” and in the notes to Consolidated Financial Statements, a portion of our revenue is derived from fixed-price contracts whereby revenue is calculated using the percentage-of-completion method based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. These estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, which determine the project’s percent complete, must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of our revenue for any period if management makes different judgments or utilizes different estimates. During the reporting periods contained herein, we did experience revenue and margin adjustments of certain projects based on the aforementioned factors, but the effect of such adjustments, both positive and negative, when evaluated in total were determined to be immaterial to the consolidated financial statements.

Cost of Revenues.  Cost of revenues increased $77.0 million or 51.0% from $151.0 million for the year ended December 31, 2007 to $228.0 million for the year ended December 28, 2008 primarily due to the increase in total revenues. The increase was primarily attributable to cost of revenues of approximately $90.6 million related to the Haverstick and SYS acquisitions, partially offset by decreases in cost of revenues as a result of the reduced revenues in the two programs as discussed above. Gross margin during the year ended December 28, 2008 of 20.3% increased from a 2007 gross margin of 16.4%. The increase in gross margin primarily resulted from higher gross margins in our KGS segment as a result of our Haverstick and SYS acquisitions due to the types of program mix as well as classification of costs between cost of sales and selling, general and administrative expenses (SG&A) in accordance with government accounting standards. In addition there was improved operational performance in our PSS segment, for which margins increased from 24.3% to 29.1% for the year ended December 31, 2007 and December 28, 2008, respectively.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased 33.6% from $36.6 million to $48.9 million for the years ended December 31, 2007 and December 28, 2008, respectively. The increase of $12.3 million is primarily due to an increase in costs reflecting the acquisitions of Haverstick and SYS, offset by a reduction in corporate expenses. Included in the selling, general and administrative expenses for 2007 and 2008 are amortization of purchased intangibles of $2.7 million and $4.9 million, respectively. The increase in amortization year over year is also a result of the Haverstick and SYS acquisitions. As a percentage of revenues, selling, general and administrative expenses decreased from 20.3% in 2007 to 17.1% in 2008. Excluding the impact of the amortization of purchased intangibles, SG&A decreased from 18.8% to 15.4% of revenues for 2007 and 2008, respectively, reflecting the leverage on increased revenues.

Stock Option Investigation, Related Fees and Recoveries.  In 2008, we recovered $4.5 million, through insurance reimbursements, of costs and losses related to the stock option investigation in 2007. Our 2007 costs of $10.6 million included $14.0 million in legal, accounting and other professional fees related to our Equity Award Review which was completed in September 2007 and the ongoing government inquiries by the Department of Justice and the now completed SEC investigation. This amount was partially offset by $3.4 million related to the recovery of assets from our settlement with our former stock option administrator related to damages for the theft of our stock options and common stock which occurred in 2002 and 2003 and was discovered during our internal review of our option granting practices. See Item 3. Legal Proceedings for a further discussion of these items.

Litigation Settlement Charge.  In February 2008, following a voluntary mediation of the 2004 and 2007 securities litigation, the parties reached a tentative agreement to settle the various class action lawsuits. In 2007, we accrued an estimated $4.9 million related to its costs for the settlement of these matters of which we have paid approximately $4.2 million in settlements in 2008. See Item 3. Legal Proceedings for a further discussion of these items.

Impairment and Restructuring Charges.  In December 2008, we concluded that the decision to exit three businesses obtained with the SYS acquisition and included with our KGS reporting segment met the criteria to be classified as held for sale and was a triggering event under SFAS 142 “Goodwill and Other Intangible Assets” (“SFAS 142”) that required a review of goodwill and intangibles assets with indefinite lives. Because the three business units were never integrated into the KGS reporting unit, and the benefits of the acquired goodwill were never realized by the rest of the reporting unit, the goodwill of the disposed businesses was not adjusted based upon the relative fair values of the businesses disposed and businesses retained.

Because of the timing of the disposals mentioned above, the required impairment test of the KGS goodwill and intangible assets with indefinite lives was included with our required annual impairment test of goodwill. The annual impairment test for goodwill was performed using a discounted cash flow analysis supported by comparative market multiples to determine the fair values of our segments versus their book values. The test as of December 28, 2008, indicated that the book values for the KGS segment, excluding DFI (which was purchased on December 24, 2008), exceeded the fair values of these businesses and resulted in our recording a non-cash charge totaling $105.8 million in our KGS segment for the impairment of goodwill.

[Begin revised text] The impairment charge is primarily driven by adverse equity market conditions that caused a decrease in current market multiples and our average stock price as of December 28, 2008, compared with the impairment test performed as of December 31, 2007.   In our analysis, we use the income approach and validate its reasonableness by considering our market capitalization based upon an average of our stock price for a period prior to and subsequent to the date we perform our analysis. The average market price of our stock as of December 28, 2008 was $1.29 which equates to a 45% drop in our average stock price and corresponding market capitalization from December 31, 2007 which had an average stock price of $2.35. We reconcile the fair value of our reporting units which is calculated using the income approach to our market capitalization. As a result of this reconciliation, it was noted that investors were requiring a higher rate of return, and therefore, our discount factor which is based upon an estimated market participant weighted average cost of capital (WACC) increased 250 basis points from 11.5% in our year end impairment test in 2007 compared to 14% in our year end impairment test in 2008.  This change was the key factor contributing to the $105.8 million impairment charge that we recorded in the fourth quarter of 2008.

Our historical growth rates and operating results are not indicative of our future growth rates and operating results as a consequence of our transformation of the Company from a commercial wireless service provider to a U.S. government defense contractor. The decline in revenues on a pro forma basis after considering recent acquisitions, which was expected by us, is primarily due to the impact of the conversion of our work as a prime contractor under certain legacy small business awards to that of a subcontractor. This change resulted in an award of an overall smaller portion of the entire project as the contracts were recompeted and the original term of the small business contracts were completed. The conversion of work as a prime to a subcontractor related to legacy small business contracts awarded to acquired companies is not uncommon in the government defense contractor industry for companies that have been acquisitive. Certain of the contract awards that were legacy small business awards to businesses which we acquired may result in a reduction of revenues when these contracts are completed and recompeted and awarded to us as a subcontractor rather than as a prime contractor.  We believe that the expected impact to our revenues will not be material related to this conversion.  Our projected growth rates take into consideration this anticipated impact on small business awards.

Our contracts are long term in nature and are supported by significant backlog. Because our contracts are of a long term nature, a majority of our receivables are with agencies within the U. S. government or we are a subcontractor to a customer whose receivables are with the agencies within the U.S. government, we are not subject to significant short term changes in operating cash flow.  Moreover, because of the nature of our current business we do not have significant capital expenditure requirements.  Additionally, our contract base is highly diversified and the loss of any one contract would not impact revenues by more than 3%. In addition, we did not assume a recovery of the global or national economy in our cash flow projections in our analysis as of December 28, 2008. The charge does not impact our normal business operations. [End revised text]

Given continued significant decline in the stock market in general and specifically our stock price in 2009, we believe it is more likely than not that this could be an indication of additional goodwill impairment and could potentially result in a triggering event under SFAS 142 and an additional goodwill impairment charge in the first quarter of 2009.

The impairment and restructuring charges also included costs of $0.3 million for the year ended December 28, 2008 which are primarily a result of a change in estimate of our excess facility accrual for obligations under facility leases and a write-off of fees related to our withdrawal of our previously filed S-3 and S-4 registration statements, which will no longer be able to be used as a result of the change in regulations.

Other Expense, Net.  For the year ended December 28, 2008, net other expense was $11.5 million compared to net other expense of $2.3 million for the year ended December 31, 2007. The significant increase in 2008 is primarily driven by interest expense of $9.2 million on the debt used to finance the acquisition of Haverstick on December 31, 2007 and a non-cash mark to market adjustment for financial derivatives of $1.7 million. The net other expense of $2.3 million in 2007 was primarily attributable to approximately $1.8 million of an impairment charge, recorded in the fourth quarter of 2007, related to the carrying value of investments in unconsolidated affiliates to fair value as well as $1.2 million of interest expense incurred on our previous credit facility.

Provision (Benefit) for Income Taxes.  Our effective income tax rate for the year ended December 31, 2007 represented a negative 5% income tax provision compared to a positive 1% income tax benefit for the year ended December 28, 2008. The tax provision for the year ended December 31, 2007 included an increase to the valuation allowance of $9.8 million against the deferred tax assets. The tax benefit for the year ended December 28, 2008 included an increase to the valuation allowance of $2.5 million against the deferred tax assets and reflects a reduced tax benefit of $32.6 million relating to nondeductible goodwill impairment charges.

Loss from Discontinued Operations.  Loss from discontinued operations decreased from a loss of $13.6 million in 2007 to a loss of $7.1 million during 2008. In December 2008, we made the decision to exit three of our acquired SYS businesses that are not core to our stated strategy and that have been dilutive to our profitability. The businesses to be divested or exited provide interactive video surveillance and information analysis products, digital broadcasting products and incident response management systems. These actions are being taken as part of our ongoing integration efforts of recently acquired companies and cost reduction initiatives. Included in the loss for 2008 are asset impairments including goodwill and purchased intangibles and other assets of approximately $4.5 million and $1.4 million of net operating loses. These losses were partially offset by the favorable resolution of contingencies related to our wireless businesses which were divested in 2007.

In 2007, the $13.6 million loss was primarily due to the impairment of assets related to the wireless deployment business of $13.4 million, an impairment of goodwill of $7.2 million related to this business, a $1.9 million loss from the disposal of our deployment business and a $1.1 million excess facility accrual. These charges were all partially offset by a gain of $14.8 million on the sale of the wireless engineering services business operations and a gain of $2.6 million on the sale of the EMEA business.

Revenues and net loss before taxes generated by these discontinued businesses in 2008 were approximately $13.1 million and $8.4 million, respectively, compared to $98.6 million and $14.0 million, respectively, in 2007. See Note 3 to the Notes to the Consolidated Financial Statements for further discussion of these transactions.

Results of Operations

Comparison of Results for the Year Ended December 31, 2006 to the Year Ended December 31, 2007

Revenues.  Revenues by operating segment for the years ended December 31, 2006 and 2007 are as follows (in millions):

	2006	2007	$ change	% change
Kratos Government Solutions Segment	$97.5	$142.5	$45.0	46.2%
Public Safety & Security Solutions	40.7	38.2	(2.5)	(6.1)%
Total revenues	$138.2	$180.7	$42.5	30.8%

Revenues increased $42.5 million from $138.2 million in 2006 to $180.7 million in 2007, reflecting an increase of $45.0 million in our Kratos Government Solutions segment, primarily due to the acquisition of MRC in October 2006, which contributed $70.5 million in revenues in 2007 and $17.2 million in 2006. This increase of $53.3 million was partially offset by decreases due to the reduction of one program with annualized revenues of nearly $5.7 million that was consolidated by one of our Federal Government customers as well as, to a lesser degree, other program delays and losses resulting in reduced revenues of $2.6 million in other businesses within our Government Solutions segment. Reductions in our Public Safety & Security segment of $2.5 million were primarily related to our exit of the municipal wireless business in the first quarter of 2007.

As described in the section “Critical Accounting Principles and Estimates” and in the notes to Consolidated Financial Statements, a portion of our revenue is derived from fixed-price contracts whereby revenue is calculated using the percentage-of-completion method based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. These estimates are reviewed monthly on a contract-by-contract basis, and are revised periodically throughout the life of the contract such that adjustments to profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, which determine the project’s percent complete, must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of our revenue for any period if management makes different judgments or utilizes different estimates. During the reporting periods contained herein, we did experience revenue and margin adjustments of certain projects based on the aforementioned factors, but the effect of such adjustments, both positive and negative, when evaluated in total were determined to be immaterial to the consolidated financial statements.

Cost of Revenues.  Cost of revenues increased $39.0 million or 34.8% from $112.0 million for the year ended December 31, 2006 to $151.0 million for the year ended December 31, 2007 primarily due to the increase in total revenues. The increase was primarily attributable to cost of revenues of approximately $14.6 million related to the MRC acquisition, offset by decreases in cost of revenues as a result of the reduced revenues in our PSS segment discussed above. Gross margin during the year ended December 31, 2007 of 16.4% decreased from a 2006 gross margin of 19.0%. The decrease in gross margin primarily resulted from a change in the mix of Government Services revenue versus Public Safety & Security revenue.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased 2.2% from $35.8 million to $36.6 million for the years ended December 31, 2006 and 2007, respectively. The increase of $0.8 million is primarily due to an increase in costs reflecting the acquisition of MRC and an increase in external consulting and professional fees, such as legal and accounting, partially offset by a reduction in stock compensation expense of $4.9 million from 2006, which decreased from $5.9 million in 2006 to $1.0 million in 2007. Included in the selling, general and administrative expenses (SG&A) for 2006 and 2007 are amortization of purchased intangibles of $1.9 million and $2.7 million, respectively. The increase in amortization year over year is also a result of the MRC acquisition. As a percentage of revenues, selling, general and administrative expenses decreased from 25.9% in 2006 to 20.3% in 2007. Excluding the impact of the amortization of purchased intangibles and stock compensation expense, SG&A decreased from 20.3% to 18.2% of revenues for 2006 and 2007, respectively.

Stock Option Investigation, Related Fees and Recoveries.  In the summer of 2006, our current executive management team, which has been in place since 2004, initiated an investigation of our past stock option granting practices (the “Equity Award Review”) in reaction to media reports regarding stock option granting practices of public companies. Our 2007 costs of $10.6 million included $14.0 million in legal, accounting and other professional fees related to our Equity Award Review which was completed in September 2007 and the ongoing government inquiries by the Department of Justice and the now completed SEC investigation. This amount was partially offset by $3.4 million related to the recovery of assets from our settlement with our former stock option administrator related to damages for the theft of our stock options and common stock which occurred in 2002 and 2003 and was discovered during our internal review of our option granting practices. See Item 3. Legal Proceedings for a further discussion of these items.

Litigation Settlement Charge.  In March 2008, following a voluntary mediation of 2004 and 2007 securities litigation, the parties reached a tentative agreement to settle the class action lawsuits. See Item 3. Legal Proceedings for a further discussion of these items. We accrued an estimated $4.9 million related to its costs for the settlement of these matters.

Impairment and Restructuring Charges.  Impairment and restructuring charges decreased $15.1 million from $16.3 million in 2006 to $1.2 million in 2007. During 2006, we recorded $16.3 million in impairment and restructuring charges as a result of a change in strategic focus of our PSS segment and a consolidation of our headquarter facilities, which included $12.8 million for goodwill impairment related to acquisitions made in the PSS segment. This was due in part to changes in the industry and the strategic focus, the impact of recent and future expected operating performance, as well as operational challenges from significant employee turnover that we encountered after the completion of the earn-out periods in early 2006. The balance of the charge was related to an asset impairment of approximately $1.8 million, an unused facility charge of approximately $1.4 million related to facilities consolidation and severance costs associated with restructuring activities of approximately $0.3 million. The costs in 2007 of $1.2 million included $0.8 million for an excess facility accrual for obligations under facility leases with unused office space as a result of the recent divestitures of our wireless network services businesses, $0.2 million related to the impairment of leasehold improvements for these facilities and $0.2 million related to an impairment of fixed assets.

Other Expense, Net.  For the year ended December 31, 2006, net other expense was $0.8 million compared to net other expense of $2.3 million for the year ended December 31, 2007. The other income in 2006 was due to interest income on the note receivable relating to the sale of our Mexican subsidiary partially offset by interest expense for the borrowings on the line of credit used to fund the acquisition of MRC in October 2006. In 2007, in accordance with EITF 87-24, Allocation of Interest to Discontinued Operations, interest expense on the debt of $2.2 million that was required to be repaid as a result of the sales of our wireless network services business was allocated to discontinued operations for the periods presented. See Note 3 Discontinued Operations. Consequently, in 2007 the interest cost for the Line of Credit borrowings used to fund the MRC acquisition was primarily allocated to discontinued operations. The net other expense of $2.3 million in 2007 was primarily attributable to approximately $1.8 million of an impairment charge, recorded in the fourth quarter of 2007, related to the carrying value of investments in unconsolidated affiliates to fair value as well as $1.2 million of interest expense incurred on our credit facility.

Provision for Income Taxes.  Our effective income tax rate for the year ended December 31, 2006 represented a negative 54% income tax provision compared to a negative 5% income tax provision for the year ended December 31, 2007. The tax provision of $14.5 million for the year ended December 31, 2006 included an increase to the valuation allowance of $16.5 million against the deferred tax assets. The tax provision for the year ended December 31, 2007 included an increase to the valuation allowance of $9.8 million against the deferred tax assets.

Loss from Discontinued Operations.  Loss from discontinued operations decreased from a loss of $16.7 million in 2006 to a loss of $13.6 million during 2007. The loss in 2007 was primarily due to the impairment of assets related to the wireless deployment business of $13.4 million, an impairment of goodwill of $7.2 million related to this business, a $1.9 million loss from the disposal of our deployment business and a $1.1 million excess facility accrual. These charges were all partially offset by a gain of $14.8 million on the sale of the wireless engineering services business operations and a gain of $2.6 million on the sale of the EMEA business. The loss in 2006 includes an impairment of goodwill of $5.5 million related to the Southeast division of our Public Safety and Security business. Revenues and net loss before taxes generated by these businesses in 2006 were approximately $216.6 million and $15.5 million, respectively, compared to $98.6 million and $14.0 million, respectively, in 2007. The decrease in revenue year over year was impacted by the divestitures of the wireless network services businesses in 2007. See Note 3 to the Notes to the Consolidated Financial Statements for further discussion of these transactions.

Backlog

As of December 28, 2008, our backlog was approximately $750 million, of which $160 million was funded. Backlog is our estimate of the amount of revenue we expect to realize over the remaining life of awarded contracts and task orders that we have in hand as of the measurement date. Our total backlog consists of funded and unfunded backlog. We define funded backlog as estimated future revenue under government contracts and task orders for which funding has been appropriated by Congress and authorized for expenditure by the applicable agency, plus our estimate of the future revenue we expect to realize from our commercial contracts that are under firm orders. Our funded backlog does not include the full potential value of our contracts, because Congress often appropriates funds to be used by an agency for a particular program of a contract on a yearly of quarterly basis, even though the contract may call for performance over a number of years. As a result, contracts typically are only partially funded at any point during their term, and all or some of the work to be performed under the contracts may remain unfunded unless and until Congress makes subsequent appropriation and the procuring agency allocates funding to the contract.

Unfunded backlog reflects our estimate of future revenue under awarded government contracts and task orders for which either funding has not yet been appropriated or expenditure has not yet been authorized. Our total backlog does not include estimates of revenue from government-wide acquisition contracts, or (GWAC) contracts, or General Services Administration, or (GSA), schedules beyond awarded or funded task orders, but our unfunded backlog does include estimates of revenue beyond awarded or funded task orders for other types of indefinite delivery, indefinite quantity, or (ID/IQ), contracts, based on our experience under such contracts and similar contracts. Unfunded backlog also includes priced options, which consist of the aggregate contract revenues expected to be earned as a result of a customer exercising an option period that has been specifically defined in the original contract award.

Contracts undertaken by us may extend beyond one year. Accordingly, portions are carried forward from one year to the next as part of backlog. Because many factors affect the scheduling of projects, no assurance can be given as to when revenue will be realized on projects included in our backlog. Although funded backlog represents only business which is considered to be firm, we cannot guarantee that cancellations or scope adjustments will not occur. The majority of funded backlog represents contracts under the terms of which cancellation by the customer would entitle us to all or a portion of our costs incurred and potential fees.

Management believes that year-to-year comparisons of backlog are not necessarily indicative of future revenues. The actual timing of receipt of revenues, if any, on projects included in backlog could change because many factors affect the scheduling of projects. In addition, cancellation or adjustments to contracts may occur. Backlog is typically subject to large variations from quarter to quarter as existing contracts are renewed of new contracts are awarded. Additionally, all United States government contracts included in backlog, whether or not funded, may be terminated at the convenience of the United States government.

Liquidity and Capital Resources

As of December 28, 2008, we had consolidated cash and cash equivalents of $3.7 million, consolidated long-term and short-term debt of $81.9 million, and consolidated stockholders’ equity of $146.9 million. Our principal sources of liquidity are cash flows from operations and borrowings under our credit facility.

Our operating cash flow is used to finance trade accounts receivable, fund capital expenditures, our ongoing operations, litigation and government inquiries, service our debt and make strategic acquisitions. Financing trade accounts receivable is necessary because, on average, our customers do not pay us as quickly as we pay our vendors and employees for their goods and services. Cash from continuing operations is primarily derived from our customer contracts in progress and associated changes in working capital components.

A summary of our net cash used in operating activities from continuing operations from our consolidated statement of cash flows is as follows (in millions):

	Years Ended December 31,
	2006	2007	2008
Net cash used in operating activities of continuing operations	$(2.9)	$(0.8)	$(4.5)

Cash used in operating activities from continuing operations for 2008 increased by $4.2 million from 2007 primarily due to approximately $4.8 million that was used to fund the securities litigation settlement and approximately $5.5 million that was paid in 2008 related to our internal stock investigation we completed in 2007. These amounts were partially offset by cash receipts of approximately $4.9 million resulting from our recovery from the theft of stock options and other recoveries from our various insurance carriers.

Cash used in operating activities of continuing operations for 2007 decreased by $4.8 million from 2006, primarily due to a decrease in days sales outstanding from 109 days to 101 days, after adjustment for the MRC transaction in 2006 and the Haverstick transaction in 2007, partially offset by payment related to our internal stock option investigation, as well as the timing of payments of our expenses.

Cash used in investing activities from continuing operations are summarized as follows (in millions):

	2006	2007	2008
Investing activities:
Sale/maturity of short-term investments	$—	$—	$0.3
Cash paid for contingent acquisition consideration	(8.5)	(8.9)	—
Cash paid for acquisitions, net of cash acquired	(59.1)	(63.9)	(1.2)
Proceeds/(payments) from the disposition of discontinued operations	18.9	57.3	(0.2)
Cash transferred (to) from restricted cash	(1.0)	1.0	(0.4)
Capital expenditures	(1.1)	(0.9)	(0.8)
Net cash used in investing activities from continuing operations	$(50.8)	$(15.4)	$(2.3)

Cash paid for acquisitions and contingent acquisition consideration accounted for the most significant outlays for investing activities the years 2006 and 2007 as a result of the implementation of our strategies to diversify our business while focusing on our core competencies. These acquisitions included Haverstick in 2007 and MRC in 2006. In 2008, our acquisitions were primarily funded with the issuance of stock; consequently the cash paid for acquisitions in 2008 relates to transaction costs paid for Haverstick, SYS and DFI, less cash acquired from DFI and SYS of $6.3 million.

Investing activities in 2006 and 2007 also included proceeds of $18.9 million and $57.3 million respectively, directly attributable to our sale of our discontinued operations. In 2008, we received $2.4 million in final payment of the note related to the working capital adjustment for the sale of our domestic wireless engineering business to LCC which was offset by payments to Platinum Equity for the working capital adjustment related to the sale of our domestic wireless deployment business.

Capital expenditures consist primarily of investment in computer hardware and software and improvement of our physical properties in order to maintain suitable conditions to conduct our business.

Cash provided by financing activities from continuing operations are summarized as follows (in millions):

	2006	2007	2008
Financing activities:
Proceeds from issuance of common stock	$0.4	$—	$—
Proceeds from issuance of common stock under employee stock purchase plan	—	—	0.2
Borrowings under credit facility	85.0	88.5	7.9
Repayments under credit facility	(34.0)	(64.0)	(4.6)
Repayment of capital lease obligations	(0.3)	(0.4)	(0.2)
Debt issuance costs	(1.2)	(3.0)	(0.5)
Net cash provided by financing activities from continuing operations	$49.9	$21.1	$2.8

In October 2006 we replaced a previously negotiated credit facility of $15 million with KeyBank National Association with a new credit facility of $85.0 million from KeyBank to fund the acquisition of MRC. During 2007, we entered into two amendments to our credit facility, one in March and the other in June, which reduced the total facility to $35 million as a result of the divestitures of our wireless network services businesses. In December 2007, we successfully negotiated a new $85.0 million credit facility with Key Bank, which was used primarily to fund the Haverstick acquisition. In 2008, we utilized the December 2007 credit facility to fund acquisition costs associated with the acquisitions of SYS and DFI.

Proceeds from the issuance of common stock in 2006 are related to the exercise of employee stock options. In 2008, we reactivated our Employee Stock Purchase Plan (ESPP) and received approximately $0.2 million as payment for the issuance of common stock under this plan.

Cash provided by (used in) discontinued operations are summarized as follows (in millions):

	2006	2007	2008
Operating cash flows	$5.8	$—	$(1.2)
Investing cash flows	(6.6)	(1.6)	—
Financing cash flows	0.1	—	—
Effect of exchange rates on cash and cash equivalents	2.7	—	—
Net cash flows of discontinued operations	$2.0	$(1.6)	$(1.2)

Investing cash flow consists of capital expenditures incurred primarily by our wireless network services segment. Financing cash flows is the result of proceeds received on the exercise of stock options by the wireless network services employees.

Off Balance Sheet Arrangements

We have no material off-balance sheet arrangements as defined in Regulation S-K, Item 303(a)(4)(ii).

Contractual Obligations and Commitments

In connection with our business acquisitions, we have agreed to make additional future payments to sellers based on final purchase price adjustments and the expiration of certain indemnification obligations. Pursuant to the provisions of SFAS 141, such amounts are accrued, and therefore, recorded when the contingency is resolved beyond a reasonable doubt and, hence, the additional consideration becomes payable. In 2007, we paid $4.6 million of working capital adjustments and approximately $4.3 million of the holdback amounts to the former MRC shareholders in accordance with the Purchase Agreement. As of December 28, 2008, we have approximately $3.7 million of cash holdback amounts that will be released subject to indemnity rights due for the MRC and Haverstick acquisitions. The MRC holdback of approximately $2.5 million was originally due in April 2008 and this date has been extended to provide additional time to resolve outstanding indemnification obligations. We expect to make this payment in 2009 when the indemnification obligation has been resolved unless the amount of our claim exceeds the amount of the holdback. The Haverstick holdback of $1.2 million has scheduled release dates in December 2008 and September 2009. The holdback payment due in December 2008 was not made pending the resolution of an outstanding indemnification claim. The holdback arrangements accrue interest in accordance with the terms of the purchase agreements.

On December 31, 2007, we entered into a credit facility of $85.0 million with KeyBanc Capital Markets which replaced the October 2, 2006 credit agreement with Key Bank. This credit facility provides for two term loans consisting of a first lien term note of $50.0 million and a second lien term note of $10.0 million, as well as a first lien $25 million revolving line of credit. The $10.0 million term loan has a five and one half-year term with principal payments of $25,000 required quarterly beginning on March 31, 2008 through March 31, 2013 with the final balance of $9.5 million due on June 30, 2013. The $50.0 million term loan has a five year term with principal payments of $0.6 million required quarterly beginning on March 31, 2008, $1.3 million in 2009, $2.5 million in 2010, and $4.1 million in 2011 and 2012. The term loans have a provision which states that once the full amount of the note has been borrowed, the notes cannot be paid down and reborrowed again. The revolving line of credit has a four year term which expires on December 31, 2011 and contains provisions typical in such arrangements. All loans under the new credit facility have an interest rate equal to a base rate defined as a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 0.5% and (b) the rate of interest in effect for such day as publicly announced from time to time by KeyBank as its “prime rate” plus a margin for the term loans of 6.5% to 7.5% and a margin of 1.0% to 3.25% on the revolving line of credit. The applicable margin at date of borrowing is determined by the ratio of our aggregate debt to our EBITDA for the previous four fiscal quarters. We used the credit facility to fund the acquisition of Haverstick and to retire the outstanding debt from the October 2006 agreement. The credit facility is collateralized by the assets of the Company.

In March 2008, we entered into a tentative agreement to settle the 2004 and 2007 securities class action litigation actions (described in Part II, Item 1 Legal Proceedings), and as a result, we recorded a $4.9 million charge in the quarter ended December 31, 2007 to accrue our share of the settlement amounts, and an estimate for a contingent liability associated with legal proceedings related to the derivative actions, net of the amounts to be covered by our insurance carriers. As a consequence of recording this legal settlement, we did not meet certain of the financial covenants in accordance with the credit agreement. Accordingly, on March 27, 2008, we obtained an amendment and waiver from our lenders to waive the impact of the legal settlement amounts on our financial covenants as of December 31, 2007 and the affected future periods. The amendment also amended the credit agreement to provide for an increase in the LIBOR floor rate to 4.25% and to require that we set aside in a restricted account approximately 50% of the proceeds of the recovery from the theft of stock options by our former stock option administrator, or approximately $1.7 million, to fund these settlement amounts. In April 2008, we transferred $1.7 million to a restricted cash account and in July 2008, we transferred an additional $0.6 million that we received from the insurance carriers as settlement on the theft of stock options to this restricted account. The lenders have also reserved the right to require us to utilize the entire amount of the $3.4 million in proceeds received from the theft of stock options to permanently pay down indebtedness. This right can be exercised no earlier than 60 days from March 27, 2008 and expires upon our compliance with financial covenants under the credit agreement for the four consecutive quarters commencing after January 1, 2008. The cost related to this amendment was recorded as deferred financing costs.

On June 26, 2008, we entered into a second amendment to our credit facility in order to obtain changes necessary to complete the merger with SYS. The amendment specifically approves our assumption of the unsecured subordinated convertible notes issued by SYS as subordinated debt under the credit facility provided that a subordination agreement is obtained from the note holders representing no less than 95% of the aggregate principal amount of all subordinated notes. This condition was satisfied in July 2008. In addition, the amendment provides for an add-back for amounts representing actual transaction costs incurred by an acquired entity in the computation of Consolidated EBITDA, as defined in the credit agreement, in any acquisition in which 100% of the purchase price is paid by our equity securities.

As of December 28, 2008, we had outstanding convertible notes payable which were acquired as the result of the SYS acquisition totaling $3.1 million, of which $0.8 million was payable to related parties. The convertible notes payable are unsecured and subordinate to our bank debt and bear interest at 10% per annum payable quarterly. Principal is due February 14, 2009 and the notes are convertible at any time into shares of common stock at a conversion rate of $2.86 per share.

In February 2009, in the interest of preserving our cash due to the current macroeconomic conditions, we provided each note holder with the option to:

(1)                                  be paid cash in accordance with the original agreement;

(2)                                  extend the note for an additional 18 months at the existing 10% rate and modify the conversion feature to the lower of the existing conversion price of $2.86 per share or the Kratos closing share value on February 13, 2009; or

(3)                                  convert the principal balance into Kratos shares at the lower of the existing conversion price of $2.86 or the Kratos closing share value on February 13, 2009 less a 10% discount.

As of February 28, 2009, $1.8 million of the notes have been paid, $1.0 million of the notes have been extended to August 14, 2010, and $25,000 have been converted to common shares. Holders of approximately $0.2 million of the notes have not responded.

On July 16, 2008, we came to an agreement with Platinum Equity on a working capital adjustment of $5.0 million. The adjustment was to be paid in installments with the first amount of $2.5 million due on July 31, 2008 and payments of $0.5 million monthly thereafter until paid in full in December 2008. We did not make the scheduled $2.5 million payment due as of July 31, 2008; payments of $1.0 million were made in August and September 2008, respectively, and $0.5 million was paid in December 2008. As of December 28, 2008, the balance of $2.5 million, plus accrued interest on the payments outstanding, has been reflected in other current liabilities in the accompanying consolidated balance sheets.

Other Liquidity Matters

We intend to fund our cash requirements with cash flows from operating activities, and borrowings under our current credit facilities and potential future credit facilities. We believe these sources should be sufficient to meet our cash needs for at least the next 12 months. We expect that the acquired businesses of SYS and DFI, which were not included in our 2008 cash flows until the date of acquisition will contribute additional working capital and cash flows. In 2008, we paid approximately $4.8 million related to the 2004 and 2007 securities litigation settlements, as discussed in Note 17—Legal Matters to the audited consolidated financial statements included in Item 15 of Part IV of this Annual Report. This amount was partially funded by $2.2 million from the restricted cash account we were required to fund as a result of the first amendment to our current credit facility. We expect to be reimbursed for $0.6 million of the payment related to the 2004 securities litigation settlement by our insurance carrier by the final settlement date of the litigation, which is anticipated during the first half of 2009. We also funded $5.5 million in 2008 for legal fees incurred on our internal stock option investigation which we completed in 2007. In addition, if we become subject to significant judgments, settlements, or fines related to the matters discussed in Note 17 Legal Matters, or any other matters, or incur legal fees in excess of our current expectations, we could be required to make significant payments that could materially and adversely affect our financial condition, potentially impacting our ability to access the capital markets and our compliance with our debt covenants.

As discussed in Part I, Item 1A, “Risk Factors” of this Annual Report on Form 10-K, our quarterly and annual operating results have fluctuated in the past and may vary in the future due to a variety of factors, many of which are external to our control. If the conditions in our industry deteriorate or our customers cancel or postpone projects or if we are unable to sufficiently increase our revenues or further reduce our expenses, or if there is a real likelihood of continuing resolutions in 2009 for civilian and DOD agencies, we may experience, in the future, a significant long-term negative impact to our financial results and cash flows from operations. In such a situation, we could fall out of compliance with our financial and other covenants which, if not waived, could limit our liquidity and capital resources and we could be unable to make a scheduled debt payment. As of December 28, 2008, we were in compliance with all financial covenants under the credit agreements.

We currently carry a significant amount of debt and have experienced recurring losses and negative cash flows from continuing operations. Given the highly leveraged liquidity position, any down-turn in our operating earnings or cash flows could impair our ability to comply with the financial covenants of our existing credit facility. Our ability to execute on additional business opportunities may be limited due to existing borrowing capacity. If we believe a covenant violation is more than likely to occur in the near future, we would seek relief from our lenders. This relief, if available, would have some cost to us and such relief might not be on terms as favorable as those in the existing credit agreement. If we were to actually default due to our failure to meet the financial covenants of our credit agreement and inability to obtain a waiver from the lenders, our credit agreement could require us to immediately repay all amounts then outstanding under the credit agreement and/or require us to pay interest at default rates per the credit agreement.

In the event we were required to repay the amount outstanding under the existing credit facility, we would need to obtain alternative sources of financing to continue our operating activities at existing levels. There can be no assurance that alternative financing would be available on acceptable terms or at all.

The credit agreements contain covenants which impose certain restrictions on our ability to, among other things, incur additional debt, pay dividends, make investments or sell assets. Additionally, certain non-recurring cash inflows such as proceeds from asset sales, insurance recoveries, and equity offerings may have to be used to pay down indebtedness and may not be reborrowed. In addition, the credit agreements contain certain financial covenants which are defined by the terms of the agreements. These financial covenants include a maximum first lien leverage ratio, a maximum total leverage ratio, a minimum liquidity ratio, a minimum fixed charge coverage ratio, and a minimum consolidated EBITDA at various dates for the $50.0 million term loan and the $25.0 million revolver as outlined in the following table.

Date	Maximum First Lien Leverage Ratio	Maximum Total Leverage Ratio	Minimum Liquidity Ratio	Minimum Fixed Charge Coverage Ratio	Minimum Consolidated EBITDA (in millions)
2008	3.22 to 4.76:1.00	3.76 to 5.68:1.00	1.56 to 1.33:1.00	1.05 to 0.50:1.00	$16.1 to $19.4
2009	2.97 to 2.33:1.00	2.78 to 3.50:1.00	1.60 to 1.58:1.00	1.11 to 1.02:1.00	$19.8 to $21.5
2010	1.75 to 2.00:1.00	2.25 to 2.50:1.00	1.54 to 1.49:1.00	1.10 to 1.06:1.00	$21.5 to $23.4
2011	1.75:1.00	2.25:1.00	1.55 to 1.53:1.00	1.10:1.00	$24.4 to $26.5
2012	1.75:1.00	2.25:1.00	1.42 to 1.54:1.00	1.10:1.00	$26.7 to $27.6

The $10.0 million subordinated term loan also provides for similar financial covenants.

As of December 28, 2008, our outstanding balance on the facility was $78.8 million and the weighted average interest rate on the debt borrowed during 2008 was 10.66%. This includes $9.3 million of interest expense and financing costs related to the December 31, 2007 facility. The replacement of the October 2006 facility resulted in a write-off of

$1.0 million in deferred financing costs. We have $2.4 million in deferred financing costs outstanding as of December 28, 2008 which are related to the new facility and are being amortized over the four, five and five and one half-year life of the respective underlying notes.

On February 11, 2008, we entered into three derivative financial instruments with Key Bank to reduce our exposure to its variable interest rates on its outstanding debt. These instruments initially hedged $70 million of its LIBOR-based floating rate debt with the amounts hedged decreasing over time. The derivatives mature on March 31, 2010 and March 31, 2011 and result in an average fixed rate of 3.16% for the term of the agreements. Initially, we designated these instruments as cash flow hedges. In March 2008, as a result of the amendment to our credit facility, which included a LIBOR floor rate of 4.25%, we determined that these instruments were no longer highly effective as a hedge. The net loss associated with the derivatives for the twelve months ended December 28, 2008 was $1.7 million. Future gains and losses on these derivative instruments will continue to be recognized in our Consolidated Statement of Operations.

The following table summarizes our currently existing contractual obligations and other commitments at December 28, 2008, and the effect such obligations could have on our liquidity and cash flow in future periods (in millions):

	Payments due/forecast by Period
	Total	2009	2010-2011	2012-2013	2014 and After
Debt, net of interest(1)	$81.9	$5.9	$46.1	$29.9	$—
Capital leases(5)	2.0	0.4	0.8	0.6	0.2
Estimated interest on debt(2)	26.1	9.3	13.8	3.0	0.0
Other liabilities(3)	3.7	3.7	—	—	—
Purchase orders(4)	34.5	31.1	2.3	0.5	0.6
Operating leases(5)	17.0	7.6	7.6	1.8	—
Unrecognized tax benefits, including interest and penalties(6)	2.4	0.8	0.8	0.0	0.8
Total commitments and recorded liabilities	$167.6	$58.8	$71.4	$35.8	$1.6

(1)                                  The Key Bank Credit Facility. The payments shown are our present forecast which contemplates that we will pay off the Key Bank Credit Facility by the due date of June 2013. See “Notes to Consolidated Financial Statements” Note 7 for further details.

(2)                                  Includes interest payments based on current interest rates for variable rate debt and fixed rate debt based upon our swap arrangements. See “Notes to Consolidated Financial Statements” Note 7 for further details.

(3)                                  Primarily the obligations under the working capital adjustment clause and holdback payments related to the acquisition of MRC and Haverstick. See “Notes to Consolidated Financial Statements” Note 5 for further details.

(4)                                  Purchase orders include commitments in which a written purchase order has been issued to a vendor, but the goods have not been received or services have not been performed.

(5)                                  See “Notes to Consolidated Financial Statements” Note 8 for further details.

(6)                                  The FIN 48 obligations shown in the above table represent certain uncertain tax positions. The years for which the uncertain tax positions will reverse have been estimated in scheduling the obligations in the table above.

As of December 28, 2008 we have $1.5 million of standby letters of credit outstanding. Our letters of credit are related to our prior workers compensation program, as support for our performance bond program and for our work overseas. Additional information regarding our financial commitments at December 28, 2008 is provided in the notes to our consolidated financial statements. See “Notes to Consolidated Financial Statements, Note 16—Commitments and Contingencies.”

Critical Accounting Principles and Estimates

We have identified the following critical accounting policies that affect our more significant judgments and estimates used in the preparation of our consolidated financial statements. The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, stockholders’ equity, revenues and expenses, and related disclosures of contingent assets and liabilities. On a periodic basis, as deemed necessary, we evaluate our estimates, including those related to revenue recognition, allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, accounting for income taxes including the related valuation allowance, accruals for partial self-insurance, contingencies and litigation and contingent acquisition consideration. We explain these accounting policies in the notes to the audited consolidated financial statements and at relevant sections in this discussion and analysis. These estimates are based on the information that is currently available and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could vary from those estimates under different assumptions or conditions.

Revenue recognition.  We generate almost all of our revenue from three different types of contractual arrangements: cost-plus-fee contracts, time-and-materials contracts, and fixed-price contracts. Revenue on cost-plus-fee contracts is recognized to the extent of allowable costs incurred plus an estimate of the applicable fees earned. We consider fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. We recognize the relevant portion of the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as our prior award experience and communications with the customer regarding performance, including any interim performance evaluations rendered by the customer. Revenue on time-and-material contracts is recognized to the extent of billable rates times hours delivered for services provided, to the extent of material cost for products delivered to customers, and to the extent of expenses incurred on behalf of the customers.

We have three basic categories of fixed price contracts: fixed unit price, fixed price-level of effort, and fixed price-completion. Revenue recognition methods on fixed-price contracts will vary depending on the nature of the work and the contract terms. Revenues on fixed-price service contracts are recorded as work is performed in accordance with Staff Accounting Bulletin 104 “Revenue Recognition” (SAB 104). SAB 104 generally requires revenue to be deferred until all of the following have occurred: (1) there is a contract in place, (2) delivery has occurred, (3) the price is fixed or determinable, and (4) collectibility is reasonably assured. Revenues on fixed-price contracts that require delivery of specific items may be recorded based on a price per unit as units are delivered. Revenue for fixed price contracts in which we are paid a specific amount to provide services for a stated period of time is recognized ratably over the service period.

A portion of our fixed price-completion contracts are within the scope of SOP 81-1. For these contracts revenue is recognized using the percentage-of-completion method based on the ratio of total costs incurred to date compared to estimated total costs to complete the contract. Estimates of costs to complete include material, direct labor, overhead, and allowable general and administrative expenses for our government contracts. These cost estimates are reviewed and, if necessary, revised monthly on a contract-by-contract basis. If, as a result of this review, we determine that a loss on a contract is probable, then the full amount of estimated loss is charged to operations in the period it is determined that it is probable a loss will be realized from the full performance of the contract. In certain instances in which it is impractical to estimate the final outcome of the project margin, but it is certain that we will not incur a loss on the project, we may record revenue equal to cost incurred, at zero margin. In the event that our cost incurred to date may be in excess of our funded contract value, we may defer those costs until the associated contract value has been funded by the customer. Once the final estimate of the outcome of the project margin is determined, we will record revenue using the percentage-of-completion method of accounting based on the ratio of total costs incurred to date compared to the estimated total costs to complete the project.

Significant management judgments and estimates, including but not limited to the estimated costs to complete projects, must be made and used in connection with the revenue recognized in any accounting period. A cancellation, schedule delay, or modification of a fixed-price contract which is accounted for using the percentage-of-completion method may adversely affect our gross margins for the period in which the contract is modified or cancelled. Under certain circumstances, a cancellation or negative modification could result in us having to reverse revenue that we recognized in a prior period, thus significantly reducing the amount of revenues we recognize for the period in which the adjustment is made. Correspondingly, a positive modification may positively affect our gross margins. In addition, a schedule delay or modifications can result in an increase in estimated cost to complete the project, which would also result in an impact to our gross margin. Material differences may result in the amount and timing of our revenue for any period if management made different judgments or utilized different estimates.

It is the our policy to review any arrangement containing software or software deliverables and services against the criteria contained in SOP 97-2, “Software Revenue Recognition”, and related technical practice aids. Under the provisions of SOP 97-2 we review the contract value of software deliverables and services and determine allocations of the contract value based on Vendor Specific Objective Evidence (“VSOE”). All software arrangements requiring significant production, modification, or customization of the software are accounted for in conformity with ARB 45, using the relevant guidance in SOP 81-1.

Our contracts may include the provision of more than one of our services. In these situations, we apply the guidance of FASB’s Emerging Issues Task Force (EITF) Issue 00-21, Revenue Arrangements with Multiple Deliverables. Accordingly, for applicable arrangements, revenue recognition includes the proper identification of separate units of accounting and the allocation of revenue across all elements based on relative fair values, with proper consideration given to the guidance provided by other authoritative literature.

Under certain of our contractual arrangements, we may also recognize revenue for out-of-pocket expenses in accordance with EITF 01-14 “Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred.” Depending on the contractual arrangement, these expenses may be reimbursed with or without a fee.

Under certain of our contracts, we provide supplier procurement services and materials for our customers. The Company records revenue on these arrangements on a gross or net basis in accordance with EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” depending on the specific circumstances of the arrangement. We consider the following criteria, among others, for recording revenue on a gross or net basis:

(1)           Whether we act as a principal in the transaction;

(2)           Whether we take title to the products;

(3)           Whether we assume risks and rewards of ownership, such as risk of loss for collection, delivery or returns;

(4)           Whether we serve as an agent or broker, with compensation on a commission or fee basis; and

(5)           Whether we assume the credit risk for the amount billed to the customer subsequent to delivery.

For our federal contracts, we follow U.S. government procurement and accounting standards in assessing the allowability and the allocability of costs to contracts. Due to the significance of the judgments and estimation processes, it is likely that materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. We closely monitor compliance with, and the consistent application of, our critical accounting policies related to contract accounting. Business operations personnel conduct periodic contract status and performance reviews. When adjustments in estimated contract revenues or costs are required, any significant changes from prior estimates are included in earnings in the current period. Also, regular and recurring evaluations of contract cost, scheduling and technical matters are performed by management personnel who are independent from the business operations personnel performing work under the contract. Costs incurred and allocated to contracts with the U.S. government are scrutinized for compliance with regulatory standards by our personnel, and are subject to audit by the DCAA.

From time to time, we may proceed with work based on client direction prior to the completion and signing of formal contract documents. We have a formal review process for approving any such work. Revenue associated with such work is recognized only when it can be reliably estimated and realization is probable. We base our estimates on previous experiences with the client, communications with the client regarding funding status, and our knowledge of available funding for the contract or program.

Allowance for doubtful accounts.  We maintain an allowance for doubtful accounts for estimated losses resulting from the potential inability of certain customers to make required future payments on amounts due to us. Management determines the adequacy of this allowance by periodically evaluating the aging and past due nature of individual customer accounts receivable balances and considering the customer’s current financial situation as well as the existing industry economic conditions and other relevant factors that would be useful towards assessing the risk of collectibility. If the future financial condition of our customers were to deteriorate, resulting in their inability to make specific required payments, additions to the allowance for doubtful accounts may be required. In addition, if the financial condition of our customers improves and collections of amounts outstanding commence or are reasonably assured, then we may reverse previously established allowances for doubtful accounts. Changes to estimates of contract value are recorded as adjustments to revenue and not as a component of the allowance for doubtful accounts. We write off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Long-lived and Intangible Assets.  We account for long-lived assets in accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset to the expected future net cash flows generated by the asset. If it is determined that the asset may not be recoverable and if the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized to the extent of the difference. SFAS 144 requires companies to separately report discontinued operations, including components of an entity that either have been disposed of (by sale, abandonment or in a distribution to owners) or classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

In accordance with SFAS 144, we assess the impairment of identifiable intangibles and long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could individually or in combination trigger an impairment review include the following:

•                  significant underperformance relative to expected historical or projected future operating results;

•                  significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•                  significant negative industry or economic trends;

•                  significant decline in our stock price for a sustained period; and

•                  our market capitalization relative to net book value.

If we determined that the carrying value of intangibles and long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we would record an impairment equal to the excess of the carrying amount of the asset over its estimated fair value.

On a quarterly basis, we assess whether events or changes in circumstances have occurred that potentially indicate the carrying value of long-lived assets may not be recoverable.

Goodwill and Purchased Intangible Assets.  The purchase price of an acquired business is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based upon their respective fair market values, with the excess recorded as goodwill. Such fair market value assessments require judgments and estimates that can be affected by contract performance and other factors over time, which may cause final amounts to differ materially from original estimates. For acquisitions completed through December 28, 2008, adjustments to fair value assessments are recorded to goodwill over the purchase price allocation period (typically not exceeding twelve months). Adjustments related to income tax uncertainties through December 28, 2008, were also recorded to goodwill.

We have established certain accruals in connection with indemnities and other contingencies from our acquisitions. These accruals and subsequent adjustments have been recorded during the purchase price allocation period for acquisitions. The accruals were determined based upon the terms of the purchase or sales agreements and, in most cases, involve a significant degree of judgment. Management has recorded these accruals in accordance with its interpretation of the terms of the purchase or sale agreements, known facts, and an estimation of probable future events based on management’s experience.

[Begin revised text] We assess goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component. We determine our reporting units by first identifying our operating segments, and then assess whether any components of these segments constitute a business for which discrete financial information is available and where segment management regularly reviews the operating results of that component. We aggregate components within an operating segment that have similar economic characteristics.  For our annual impairment assessments, we identified our reporting units to be our operating segments which are Government Solutions and Public Safety and Security.

We perform impairment tests for goodwill as of the last day of our fiscal year, or when evidence of potential impairment exists. When it is determined that impairment has occurred, a charge to operations is recorded.  In order to test for potential impairment, we use the income approach, specifically the discounted cash flow (DCF) method, to derive the fair value of each of our reporting units and in order to validate the reasonableness of the income approach, we consider the market approach, which estimates the fair value of our reporting units based upon comparable market prices to validate the reasonableness of the implied multiples from the income approach. We also consider our market capitalization based upon an average of our stock price prior to and subsequent to the date we perform our analysis and reconcile the fair value of our reporting units to our market capitalization assuming a control premium.

In applying the income approach to our impairment test for goodwill, we make assumptions about the amount and timing of future expected cash flows, terminal growth rates, appropriate discount rates, and the control premium a controlling shareholder could be expected to pay:

•      The timing of future cash flows within our DCF analysis is based on our most recent forecasts and other estimates. Our historical growth rates and operating results are not indicative of our projected growth rates and operating results as a consequence of our acquisitions and divestitures and the transformation of the Company from a commercial wireless service provider to a U.S. government defense contractor.  The decline in revenues on a pro forma basis after considering recent acquisitions, which was expected by us, is primarily due to the impact of the conversion of our work as a prime contractor under certain legacy small business awards to that of a subcontractor. This change resulted in an award of an overall smaller portion of the entire project as the contracts were recompeted and the original term of the small business contracts were completed. The conversion of work as a prime to a subcontractor related to legacy small business contracts awarded to the acquired companies is not uncommon in the government defense contractor industry for companies that have been acquisitive. Our projected growth rates take into consideration this anticipated impact on small business awards.

The current economic conditions have negatively impacted our Public Safety and Security reporting unit’s projected growth rates and cash flows as customers have delayed or cancelled capital expenditures related to the systems we provide. However, this reporting unit has no goodwill, it is significantly smaller than our Government Solutions segment and our goodwill impairment analysis is not materially affected by changes in the expected cash flows for this reporting unit. Current economic conditions have currently not significantly impacted our estimates of cash flows in our Government Solutions reporting unit which primarily provides services to the federal government and primarily the DOD. Our contracts are long term in nature and are supported by significant backlog. Because our contracts are of a long term nature, a majority of our receivables are with agencies within the U. S. government or we are a subcontractor to a customer whose receivables are with the agencies within the U.S. government, we are not subject to significant short term changes in operating cash flow.  As a result of our current business model, we do not have significant capital expenditure requirements.  Additionally, our contract base is highly diversified and the loss of any one contract would not impact annual revenues by more than 3%.

•      The terminal growth rate is used to calculate the value of cash flows beyond the last projected period in our DCF analysis and reflects our best estimates for stable, perpetual growth of our reporting units.

•      We use estimates of market participant weighted average cost of capital (WACC) as a basis for determining the discount rates to apply to our reporting units’ future expected cash flows.  The significant assumptions within our WACC are: (a) equity risk premium, (b) beta, (c) size premium adjustments, (d) cost of debt, and (e) capital structure assumptions. In addition, we use a company specific risk adjustment which is a subjective adjustment that, by its very nature does not include market related data, but instead examines the prospects of the reporting unit relative to the broader industry to determine if there are specific factors which may make it more “risky” relative to the industry.

•      We use an estimated control premium in reconciling the aggregate value of our reporting units to our market capitalization. As discussed in Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, (SFAS 142), control premiums may effectively cause a company’s aggregate fair value of its reporting unit(s) to exceed its current market capitalization due to the ability of a controlling shareholder to benefit from synergies and other intangible assets that arise from such control. As a result, the measurement of fair value of an entity with a collection of assets and liabilities that operate together to produce cash flows is different from the fair value measurement of that entity’s individual securities, hence, the reason a control premium is paid.

To test the sensitivity of our results to other outcomes that were reasonably likely to occur, we sensitized our forecasts for changes to revenue growth rates and operating margins, discount rates and long-term growth rates. None of these sensitized forecasts resulted in different conclusions with respect to goodwill impairment.

Our methodology for evaluating goodwill and intangibles for impairment is consistent with the methodology we have used in prior periods.

As a result of the assumptions used in our analyses, several factors could result in impairment of our $152.2 million goodwill and $32.2 million long-lived intangibles in future periods, including but not limited to:

•      a decline in our stock price and resulting market capitalization, if we determine the decline is sustained and is indicative of a reduction in the fair value below the carrying value of our government solutions reporting unit;

•      decreases in available government funding, including budgetary constraints affecting federal government spending generally, or specific departments or agencies;

•      changes in federal government programs or requirements, including the increased use of small business providers; and

•      our failure to reach our internal forecasts could impact our ability to achieve our forecasted levels of cash flows and reduce the estimated discounted value of our reporting units.

We will continue to monitor the recoverability of the carrying value of our goodwill and other long-lived assets. Given continued significant decline in the stock market in general and specifically our stock price in 2009, we believe it is more likely than not that this could be an indication of additional goodwill impairment and could potentially result in a triggering event under SFAS 142 and an additional goodwill impairment charge in the first quarter of 2009. [End revised text]

Accounting for income taxes and tax contingencies.  In July 2006, the FASB issued FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“Interpretation 48”). Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, “Accounting for Income Taxes.” Interpretation 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted the provisions of Interpretation 48 effective January 1, 2007.

As part of the process of preparing our consolidated financial statements we are required to estimate our provision for income taxes in each of the tax jurisdictions in which we conduct business. This process involves estimating our actual current tax expense in conjunction with the evaluation and measurement of temporary differences resulting from differing treatment of certain items for tax and accounting purposes. These temporary differences result in the establishment of deferred tax assets and liabilities, which are recorded on a net basis and included in our consolidated balance sheet. We then assess on a periodic basis the probability that our net deferred tax assets will be recovered and, therefore realized from future taxable income and to the extent we believe that recovery is not more likely than not, a valuation allowance is established to address such risk resulting in an additional related provision for income taxes during the period.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, tax contingencies, unrecognized tax benefits, and any required valuation allowance, including taking into consideration the probability of the tax contingencies being incurred. Management assesses this probability based upon information provided to us by our tax advisors, our legal advisors and similar tax cases. If at a later time our assessment of the probability of these tax contingencies changes, our accrual for such tax uncertainties may increase or decrease.

We have a valuation allowance at December 28, 2008, due to management’s overall assessment of risks and uncertainties related to our future ability to realize and, hence, utilize certain deferred tax assets, primarily consisting of net operating losses, carry forward temporary differences and future tax deductions resulting from certain types of stock option exercises, before they expire.

The 2008 effective tax rate at December 28, 2008 for annual and interim reporting periods could be impacted if uncertain tax positions that are not recognized at December 28, 2008 are settled at an amount which differs from our estimate. Finally, during 2009, if we are impacted by a change in the valuation allowance as of December 28, 2008 resulting from a change in judgment regarding the realizability of deferred tax assets beyond December 28, 2008, such effect will be recognized in the interim period in which the change occurs.

Accrual for partial self-insurance.  We maintain an accrual for our health and workers compensation partial self-insurance, which is a component of total accrued expenses in the consolidated balance sheets. Management determines the adequacy of these accruals based on a monthly evaluation of our historical experience and trends related to both medical and workers compensation claims and payments, information provided to us by our insurance broker, industry experience and average lag period in which claims are paid. If such information indicates that our accruals require adjustment, we will, correspondingly, revise the assumptions utilized in our methodologies and reduce or provide for additional accruals as deemed appropriate. We also carry stop-loss insurance that provides coverage limiting our total exposure related to each medical and workers compensation claim incurred, as defined in the applicable insurance policies. The medical and workers compensation limits per claim are $50,000 and $250,000, respectively.

Contingencies and litigation.  We are currently involved in certain legal proceedings. We estimate a range of liability related to pending litigation where the amount and range of loss can be estimated. We record our estimate of a loss when the loss is considered probable and estimable. Where a liability is probable and there is a range of estimated loss and no amount in the range is more likely than any other number in the range, we record the minimum estimated liability related to the claim in accordance with SFAS 5, “Accounting for Contingencies.” As additional information becomes available, we assess the potential liability related to our pending litigation and revise our estimates. Revisions in our estimates of potential liability could materially impact our results of operations. See Part I, Item 3 “Legal Proceedings” for additional information.

Share-Based Payments.  We account for share-based compensation arrangements in accordance with the provisions of Statement of Financial Accounting Standards 123R (“SFAS 123R”) “Share-Based Payments,” which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values..

The valuation provisions of SFAS 123R apply to new awards and to awards that are outstanding on the effective date and subsequently modified or cancelled. We use the Black-Scholes option valuation model to estimate the fair value of our stock options at the grant date. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Our employee stock options are generally subject to vesting restrictions and are generally not transferable.

Option pricing models require the input of highly subjective assumptions including the expected stock price volatility over the term of the award, the expected life of an option and the number of awards ultimately expected to vest. Changes in these assumptions can materially affect the fair value estimates of an option. Furthermore, the estimated fair value of an option does not necessarily represent the value that will ultimately be realized by an employee. We used historical data to estimate the expected forfeiture rate, intrinsic and historical data to estimate the expected price volatility, and a weighted-average expected life formula to estimate the expected option life. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option.

Estimates of share-based compensation expenses are significant to our consolidated financial statements, but these expenses are based on option valuation models and will never result in the payment of cash by us. For this reason, and because we do not view share-based compensation as related to our operational performance, we exclude estimated share-based compensation expense when evaluating the business performance of our operating segments.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements,” (SFAS 157) which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This statement applies under other accounting pronouncements that require or permit fair value measurements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. SFAS 157 defines fair value based upon an exit price model. Relative to SFAS 157, the FASB issued FASB Staff Positions (FSP) 157-1, 157-2, and 157-3. FSP 157-1 amends SFAS 157 to exclude SFAS 13 and its related interpretive accounting pronouncements that address leasing transactions, while FSP 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-3 clarifies the principles in SFAS 157 on the fair value measurement of assets when the market for that asset is not active. The Company adopted SFAS 157 as of January 1, 2008, with the exception of the application of the statement to non-recurring nonfinancial assets and nonfinancial liabilities. Refer to Note 10 to the Consolidated Financial Statements for additional discussion on fair value measurements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement 115,” (SFAS 159) which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. The Company has adopted SFAS 159 as of January 1, 2008 and has elected not to measure any additional financial instruments or other items at fair value.

In December 2007, the FASB issued SFAS 141R, Business Combinations, or SFAS 141R. SFAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations we engaged in were recorded and disclosed according to SFAS 141, Business Combinations, until December 29, 2008. We expect SFAS 141R will have an impact on our consolidated financial statements, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date of December 29, 2008.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin 51, or SFAS 160. SFAS 160 addresses the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of SFAS 160, but do not expect the adoption to have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FSP 142-3, Determination of the Useful Life of Intangible Assets, or FSP 142-3, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142. This pronouncement requires enhanced disclosures concerning a company’s treatment of costs incurred to renew or extend the term of a recognized intangible asset. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. We are currently evaluating the impact of FSP 142-3, but do not expect the adoption to have a material impact on our consolidated financial statements.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles, or SFAS 162. SFAS 162 identifies the sources of accounting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles, or GAAP, in the U.S. SFAS 162 is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We currently adhere to the hierarchy of GAAP as presented in SFAS 162, and adoption is not expected to have a material impact on our consolidated financial statements.

In December 2007, the FASB ratified EITF Issue 07-1, Accounting for Collaborative Arrangements, or EITF 07-1. EITF 07-1 focuses on defining a collaborative arrangement as well as the accounting for transactions between participants in a collaborative arrangement and between the participants in the arrangement and third parties. The EITF concluded that both types of transactions should be reported in each participant’s respective income statement. EITF 07-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and should be applied retrospectively to all prior periods presented for all collaborative arrangements existing as of the effective date. We are currently evaluating the impact of EITF 07-1, but do not expect the adoption to have a material impact on our consolidated financial statements.

Related Party Transactions

For detailed information regarding related party transactions, see Note 15 of our consolidated financial statements.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in connection with changes in interest rates, primarily in connection with three outstanding interest rate swaps which do not qualify for cash flow hedge accounting and balances under our credit facility with KeyBank National Association. Based on our average outstanding balances during the year ended December 28, 2008 a 1% change in the LIBOR rate would impact our financial position and results of operations by approximately $0.8 million over the next year.

Cash and cash equivalents as of December 28, 2008 were $3.7 million and are primarily invested in money market interest bearing accounts. A hypothetical 10% adverse change in the average interest rate on our money market cash investments and short-term investments would have had no material effect on net income for the year ended December 28, 2008.